As filed with the Securities and Exchange Commission on September 30, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

77-0430924

(IRS Employer Identification No.)

2025 Hamilton Avenue

San Jose, CA 95125

United States of America

(Address of principal executive offices)

eBay Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Marie Oh Huber

Senior Vice President, Chief Legal Officer, General Counsel and Secretary

eBay Inc.

2025 Hamilton Avenue

San Jose, CA 95125

United States of America

+1 (408) 376-7008

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by eBay Inc. (the “Company”) pursuant to General Instruction E of Form S-8 for the purpose of registering 30,000,000 additional shares of common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the eBay Inc. Employee Stock Purchase Plan (the “Plan”). On March 16, 2022, the board of directors of the Company (the “Board”) amended and restated the Plan, subject to approval of the stockholders of the Company, to increase the number of shares of Common Stock available for issuance under the Plan by 30,000,000 shares (the “Plan Amendment”). On June 8, 2022, the stockholders of the Company approved the Plan Amendment.

In accordance with General Instruction E of Form S-8, the content of the Company’s previously filed Registration Statement on Form S-8 (Registration No. 333-181535), as filed with the Securities and Exchange Commission (the “SEC”) on May 18, 2012, is hereby incorporated by reference herein, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *
Item 2.	Registrant Information And Employee Plan Annual Information. *
*	The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows the Company to “incorporate by reference” into this Registration Statement the information in the documents that it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference into this Registration Statement is considered to be a part of this Registration Statement, and information in documents that the Company files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement. The Company incorporates by reference into this Registration Statement the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered thereby have been sold or that deregisters all securities then remaining unsold, except that the Company is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with SEC rules:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022, as amended on May 10, 2022 (including those portions of the Company’s Definitive Proxy Statement for the 2022 Annual Meeting of Stockholders that are incorporated by reference into the Company’s Form 10-K, as amended);
•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 5, 2022 and August 4, 2022, respectively;
•	The Company’s Current Reports on Form 8-K filed with the SEC on March 22, 2022, June 14, 2022 and August 24, 2022 and on Form 8-K/A filed with the SEC on September 23, 2022; and
•	The description of the Company’s Common Stock contained in Exhibit 4.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on January 31, 2020, including any amendment or report filed for the purpose of updating such description.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s amended and restated bylaws (the “Bylaws”) provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL (provided, however, that the Company is required to provide indemnification with respect to a proceeding (or part thereof) initiated by one of such persons only if the proceeding (or part thereof) is authorized by the Board), (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.

The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Company’s Amended and Restated Certificate of Incorporation, as amended (filed as Exhibit 3.01 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 18, 2019 (File No. 001-37713) and incorporated herein by reference).

3.2	Company’s Amended and Restated Bylaws (filed as Exhibit 3.02 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 18, 2019 (File No. 001-37713) and incorporated herein by reference).

5.1*	Opinion of Baker & McKenzie LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Ernst & Young AS.

23.3	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page).

99.1#	eBay Inc. Employee Stock Purchase Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the SEC on April 21, 2022 (File No. 001-37713))

107*	Filing Fee Table

* Filed herewith.

# Indicates management contract or compensatory plan, contract or agreement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, eBay Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 30, 2022.

eBay Inc.

By:	/s/ Jamie Iannone
Jamie Iannone
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jamie Iannone, Steve Priest, Brian J. Doerger and Marie Oh Huber, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jamie Iannone	President, Chief Executive Officer and Director	September 30, 2022
Jamie Iannone	(Principal Executive Officer)

/s/ Steve Priest	Chief Financial Officer	September 30, 2022
Steve Priest	(Principal Financial Officer)

/s/ Brian J. Doerger	Vice President, Chief Accounting Officer	September 30, 2022
Brian J. Doerger	(Principal Accounting Officer)

/s/ Paul S. Pressler	Chair of the Board and Director	September 30, 2022
Paul S. Pressler

/s/ Adriane M. Brown	Director	September 30, 2022
Adriane M. Brown

/s/ Aparna Chennapragada	Director	September 30, 2022
Aparna Chennapragada

/s/ Logan D. Green	Director	September 30, 2022
Logan D. Green

/s/ E. Carol Hayles	Director	September 30, 2022
E. Carol Hayles

/s/ Mohak Shroff	Director	September 30, 2022
Mohak Shroff

/s/ Robert H. Swan	Director	September 30, 2022
Robert H. Swan

/s/ Perry M. Traquina	Director	September 30, 2022
Perry M. Traquina